UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     January 31, 2008

GIGABEAM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50985	20-0607757
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4021 Stirrup Creek Drive, Suite 400, Durham, NC		27703
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code        (919) 206-4426

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02   UNREGISTERED SALES OF EQUITY SECURITIES.

ITEM 5.02   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Entry into Employment Agreements with our Chief Executive Officer and Chief Financial Officer

On January 31, 2008, our Board of Directors approved employment agreements between our Company and Mr. S. Jay Lawrence, our President and Chief Executive Officer, and Mr. Mark W. Hahn, our Chief Financial Officer and Vice President of Finance and Administration.

Pursuant to the terms of our agreement with Mr. Lawrence, he will continue to serve as our President and Chief Executive Officer. In exchange for serving in these capacities, we agreed to compensate Mr. Lawrence with an annual base salary of $200,000 as well as customary benefits made available to all of our employees. In addition, Mr. Lawrence may be eligible to receive an annual cash bonus equal to 5% of our adjusted net operating income. Adjusted net operating income is defined as operating income as reflected on our annual audited statement of operations, as adjusted to eliminate amortization expense including amortization of non-cash charges related to financing transactions. We also agreed to award Mr. Lawrence a short-term option grant consisting of 1,250,000 unregistered nonqualified stock options under our 2008 Stock Option and Incentive Plan with an exercise price of $0.41 per share. On the issuance date of January 31, 2008, 625,000 of these options were fully vested. The remaining 625,000 options will vest in equal amounts over the next two fiscal quarters. We also agreed to award Mr. Lawrence a long-term option grant consisting of 1,250,000 unregistered nonqualified stock options under our 2008 Stock Option and Incentive Plan with an exercise price of $0.41 per share. On the issuance date of January 31, 2008, 208,333 of these options were fully vested. The remaining 1,041,667 options will vest in equal amounts over the next 10 fiscal quarters.

Pursuant to the terms of our agreement with Mr. Hahn, he will continue to serve as our Chief Financial Officer and Vice President of Finance and Administration. In exchange for serving in these capacities, we agreed to compensate Mr. Hahn with an annual base salary of $190,000 as well as customary benefits made available to all of our employees. In addition, Mr. Hahn may be eligible to receive an annual cash bonus equal to 5% of our adjusted net operating income. We also agreed to award Mr. Hahn a short-term option grant consisting of 1,000,000 unregistered nonqualified stock options under our 2008 Stock Option and Incentive Plan with an exercise price of $0.41 per share. On the issuance date of January 31, 2008, 500,000 of these options were fully vested. The remaining 500,000 options will vest in equal amounts over the next two fiscal quarters. We also agreed to award Mr. Hahn a long-term option grant consisting of 1,000,000 unregistered nonqualified stock options under our 2008 Stock Option and Incentive Plan with an exercise price of $0.41 per share. On the issuance date of January 31, 2008, 166,666 of these options were fully vested. The remaining 833,334 options will vest in equal amounts over the next 10 fiscal quarters.

We have the right to terminate the agreements with Messrs. Lawrence and Hahn for just cause, and upon written notice, we may terminate without cause. In the event we terminate either agreement for just cause, Messrs. Lawrence and Hahn would have no right to receive compensation or other benefits for any period after such termination. In the event we terminate either agreement without cause, or if either Mr. Lawrence or Mr. Hahn terminates his agreement for cause, he may be entitled to receive a base salary and other employee benefits for one year following such termination and we will take the necessary actions to vest any unvested benefits under an employee stock-based or other benefit plan or arrangement. In addition, the employment agreements contain customary non-compete and confidentiality provisions. The term of the agreements are one year, and will automatically renew on the anniversary of the agreement for successive one year terms unless terminated by either party to the agreement.

The foregoing description of the employment agreements described herein does not purport to be complete and each is qualified in its entirety by reference to the full text of those agreements filed as Exhibits 10.1 and 10.2 to this report and incorporated herein by reference.

On January 31, 2008, all of our outside directors were issued 250,000 options to purchase our common stock. The options have an exercise price of $0.41 per share and expire on January 31, 2018. On issuance, 41,666 of the options were fully vested. The remaining 208,334 options will vest in equal amounts over the next 10 fiscal quarters.

With respect to the issuance of our securities described above, we relied on the Section 4(2) exemption from securities registration under the federal securities laws for transactions not involving any public offering. No advertising or general solicitation was employed in offering the securities. The securities were issued to accredited investors. The securities were offered for investment purposes only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by us.

This report contains forward-looking statements that involve risks and uncertainties.  You should not place undue reliance on these forward-looking statements.  Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in our Form 10-KSB and other reports filed with the Securities and Exchange Commission.  Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made.  We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

ITEM 9.01  EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION
10.1	Employment Agreement, dated January 31, 2008, between the Company and S. Jay Lawrence (filed herewith).
10.2	Employment Agreement, dated January 31, 2008, between the Company and Mark W. Hahn (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GigaBeam Corporation
(Registrant)

Date	February 6, 2008

/s/ S. Jay Lawrence
(Signature)

Name: S. Jay Lawrence
Title: Chief Executive Officer